Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Material Sciences Corporation and Subsidiaries dated May 4, 2012, appearing in the Annual Report on Form 10-K of Material Sciences Corporation and Subsidiaries for the year ended February 29, 2012.

/s/ DELOITTE & TOUCHE LLP

July 17, 2012